Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139476 on Form S-8 of our report dated March 14, 2007, relating to the consolidated financial statements and the financial statement schedule of Heelys, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Heelys, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 14, 2007